Exhibit 10.1

Separation and Release Agreement

This Separation and Release Agreement (“Agreement”) is entered into by and between ONCOSEC MEDICAL INCORPORATED (the “Company”) and MAI HOPE LE (“Employee”), with respect to the following facts:

RECITALS

A.            On September 16, 2014, Employee and the Company entered into that certain Executive Employment Agreement (“Executive Employment Agreement”).

B.            Effective December 31, 2015 (the “Separation Date”), Employee voluntarily resigns other than for Good Cause from her position as Chief Medical Officer of the Company.  On Employee’s last day of employment, she will be paid all outstanding salary amounts.  By execution hereof, Employee understands and agrees that this Agreement is a compromise of doubtful and disputed claims, if any, which remain untested; that there has not been a trial or adjudication of any issue of law or fact herein; that the terms and conditions of this Agreement are in no way to be construed as an admission of liability on the part of Releasees (as defined below) and that Releasees deny liability and intend merely to avoid litigation with this Agreement.  Capitalized terms used and not defined herein shall have the meanings given to them in the Executive Employment Agreement.

In consideration of the aforementioned recitals and the mutual covenants and conditions set forth below and in full settlement of any and all claims arising out of the Employee’s employment or the termination of that employment, the Employee and Company hereby agree as follows:

AGREEMENT

1.              Separation Pay.  In consideration of Employee signing this Agreement and the covenants and releases given herein and Employee’s agreement to comply with Employee’s continuing obligations under the Executive Employment Agreement and the Proprietary Information Agreement, the Company agrees to pay Employee (i) severance pay equivalent to twelve (12) months of Employee’s current base salary (the “Salary Severance”); and (ii) should the Company’s Board of Directors and/or Compensation Committee grant 2015 Discretionary Bonuses to the Company’s officers, an amount equal to the Discretionary Bonus Employee would have received pursuant to the Executive Employment Agreement had Employee remained employed through the date(s) of payment of the Discretionary Bonus (the “Bonus Severance”); in each case less federal and state withholdings (the Salary Severance and the Bonus Severance, collectively, “Severance Pay”).  Employee acknowledges that Employee would not be entitled to receive the Severance Pay absent this Agreement.  The Salary Severance will total two hundred eighty six thousand dollars ($286,000.00), less applicable withholdings.  Employee will receive the Salary Severance as salary continuation pursuant to the terms of Section III.B. of the Executive Employment Agreement in equal installments beginning on the first payroll date following the 45th day following the Separation Date, with the amount of Salary Severance accrued between the Separation Date and the first payment date to be included in the first payment. If the Company’s Board of Directors and/or Compensation Committee grant 2015 Discretionary Bonuses, the Company will waive the requirement in Section II.C. of the Executive Employment Agreement requiring that Employee be employed on the date of the bonus payment to be eligible to receive said bonus payment.  With regard to the amount of the Bonus Severance, Employee will be treated exactly as, i.e., given the arithmetic mean of the salary percentage awarded to the following other Company officers, Chief Executive Officer, Chief Scientific Officer, Chief Financial Officer and Chief Legal Officer, who have been employed at Company for a full calendar year.  Employee acknowledges that, in general, bonuses for any Company employee, are not guaranteed each year and are subject to the discretion of the Board. If awarded, Employee will receive the Bonus Severance in a cash lump sum on or before March 15, 2016.

2.              Stock Option Awards.  Employee’s outstanding awards to acquire shares of the Company’s common stock will continue to be governed in accordance with the terms of the Company’s Amended and Restated 2011 Stock Incentive Plan and the applicable Stock Option Award Agreement under which each was granted.

3.              General Release.  Employee, individually and on behalf of Employee’s heirs, assigns, executors, successors and each of them, hereby unconditionally, irrevocably and absolutely releases and discharges the Company, each of its subsidiaries and each of their respective directors, officers, employees, agents, successors and assigns, and any related corporations and/or entities (“Releasees”) from any and all losses, liabilities, claims, demands, causes of action or suits of any type, known or unknown, including but not limited to claims related directly or indirectly to Employee’s employment with Releasees, and the termination of Employee’s employment with Releasees, including all claims for wrongful termination, constructive wrongful termination, employment discrimination, harassment, retaliation, defamation, fraud, misrepresentation, infliction of emotional distress, violation of privacy rights, and any other claims under any state or federal law.  Employee further represents that Employee has not and will not institute, prosecute or maintain on Employee’s own behalf, before any administrative agency, court or tribunal, any demand or claim of any type related to the matters released herein.  Notwithstanding the foregoing, Employee acknowledges and understands that Employee is not waiving and is not being required to waive any right that cannot be waived by law, including the right to file a charge or participate in an administrative investigation or proceeding; provided, however, that Employee hereby disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation.

4.              California Civil Code Section 1542.  Employee expressly waives all of the benefits and rights granted to Employee pursuant to California Civil Code section 1542, and any other applicable state or federal law.  Section 1542 reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OF OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee certifies that Employee has read all of this Agreement, including the release provisions contained herein and the quoted Civil Code section, and that Employee fully understands all of the same.

5.              Confidentiality.  Employee hereby agrees that, except as required by law or court order, Employee will not describe or discuss the Company’s or any of its subsidiaries’ business dealings and/or confidential information with any third party, and will not describe or discuss this Agreement with any third party other than Employee’s immediate family, tax or legal advisors.  Employee further agrees Employee will comply with any continuing obligations under the Executive Employment Agreement and Proprietary Information Agreement, including but not limited to protection of the Company’s or its subsidiaries’ trade secrets and nonsolicitation obligations.

6.              Non-Disparagement.  Employee agrees not to disparage in any manner or make any false or inaccurate statements (whether in oral, written or electronic or other form) regarding the Company, its business, its officers, directors, employees, stockholders, agents, or any other Releasees. Company agrees not to disparage in any manner or make any false or inaccurate statements (whether in oral, written or electronic or other form) regarding Employee.

7.              References.  The parties further agree that Employee will refer any third party reference requests to Human Resources, who will respond by confirming dates of employment and last position held.

8.              409A.  The payments made under this Agreement are intended to comply with the exemptions available under section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance issued thereunder (“Section 409A”).  To the extent that, notwithstanding the preceding sentence, any provision in this Agreement is subject to the requirements of Section 409A, then such provision shall comply with the requirements of Section 409A. Notwithstanding anything herein to the contrary, Employee acknowledges Employee is not relying on the Company for tax advice and that the Company is not representing, warranting or guaranteeing to Employee the tax consequences of any the matters addressed herein.

9.              General Provisions.

a.              Employee and the Company acknowledge that they have been given the opportunity to consult with their own legal counsel with respect to the matters referenced in this Agreement, and that they have obtained and considered the advice of such legal counsel as they deem necessary or appropriate, such that they have voluntarily and freely entered into this Agreement.

b.              This Agreement contains the entire agreement between Employee and the Company concerning its subject matter, replaces and supersedes any and all prior agreements and understandings between the parties except for all of Employee’s continuing obligations under the Executive Employment Agreement and the Proprietary Information Agreement, and may only be amended in a writing signed by Employee and an authorized representative of the Company. This Agreement does not pertain to agreements entered into by Employee and the Company for future services rendered by Employee under other agreements, i.e., Consulting Agreements, or authorship agreements, i.e., Letter Agreement Regarding Authorship.

c.               The provisions of this Agreement are contractual, not merely recitals, and shall be considered severable, such that if any provision or part thereof shall at any time be held invalid under any law or ruling, any and all such other provision(s) or part(s) thereof shall remain in full force and effect and continue to be enforceable.

d.              This Agreement may be pled as a full and complete defense and may be used as the basis for an injunction against any action, suit, or proceeding that may be prosecuted, instituted, or attempted by Employee in breach thereof.

e.               This Agreement shall be interpreted, construed, governed and enforced in accordance with the laws of the State of California.

f.                This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

g.               In any action to enforce this Agreement, the prevailing party shall be entitled to recover all reasonable attorneys’ fees and costs it expended in the action.

h.              Nothing in this Agreement shall be construed as an admission or any liability or any wrongdoing by any party to this Agreement.

i.                  This Agreement shall not be construed against any party on the grounds that such party drafted the Agreement.

j.                 Each of the Company’s subsidiaries shall be deemed to be a third party beneficiary of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the last date written below.

MAI HOPE LE

Dated:	December 25, 2015	/s/ Mai Hope Le

ONCOSEC MEDICAL INCORPORATED

Dated:	December 27, 2015	By:	/s/ Punit Dhillon
		Title:	President & Chief Executive Officer
		Print Name:	Punit Dhillon